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                                                  [EXHIBIT 10.2]

                                                   Joseph Adler
                                                   Vice President and Controller

VLASIC PLAZA - 6 EXECUTIVE CAMPUS - CHERRY HILL, NJ 08002-4112

                                                   Tel:  856-969-7165
                                                   Fax:  856-969-7403
                                                   adlerj@vlasic.com



                                  July 24, 2000



TO EACH OF THE SIGNATORIES TO THE
COMMITMENT LETTER REFERRED TO BELOW:

Re: Supplemental Term Sheet for Waiver No. 5, Dealing with Family Participation, dated June 26, 2000 (the "Term Sheet")

Ladies and Gentlemen:

Reference is herein made to the Term Sheet. All capitalized terms which are used herein and not otherwise defined herein shall be defined as set forth in the Term Sheet.

In consideration of the commitments made by you on the date hereof, pursuant to the commitment letter executed by you (the "Commitment Letter"), to fund 50% of the New Revolving Loans, up to the amount of $17,500,000 (the "Maximum Amount"), Vlasic Foods International Inc. ("Vlasic") hereby agrees to pay the following compensation to you (which shall be in addition to all other compensation payable to you pursuant to the Term Sheet):

(a) A fee in an amount equal to either (i) the product of (w) the number of common shares (the "Share Number") representing an aggregate of 5% of the fully diluted common equity of Vlasic outstanding as of the date on which you shall have elected to determine the fee payable under this paragraph (a) (the "Election Date") times (x) the difference between the closing price of Vlasic common stock on the Election Date over $1.94 (plus any amount or amounts distributed, paid by dividend or otherwise made available to common shareholders of Vlasic from June 26, 2000 through the Election Date); or (ii) if the election to determine value shall be made in connection with a sale or liquidation of Vlasic, the product of (y) the Share Number times (z) the difference between the total, fully diluted per share consideration received upon such sale or liquidation of Vlasic over $1.94 (plus any amount or amounts distributed, paid by dividend or otherwise made available to common shareholders of Vlasic from June 26, 2000 through the Election Date), which fee payable under this paragraph (a) shall bear interest at the rate applicable to the New Revolving Loans from the Election Date through the date of payment, and, if such fee shall not be paid on the date on which the Loans shall have been paid in full, thereafter, at the default rate applicable to the New Revolving Loans (provided that the fee provided in paragraph (e) shall not apply to any fee payable under this paragraph (a));

(b) An origination fee in the amount of $350,000 (representing 2% of the Maximum Amount);
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(c)      Additional interest in the per annum amount of 2% on the outstanding principal balance from time to time of the New Revolving Loans which have been funded by you, which shall accrue from the date on which the first such New Revolving Loan shall be made until the date on which such New Revolving Loans are repaid in full;

(d) If any amendment, waiver or other modification to the Financing Documents which is approved without your consent shall have the effect of extending the maturity of any Loans beyond February 28, 2001, a fee equal to $350,000 (representing 2% of the Maximum Amount) for each calendar month (pro rated for each partial month) from February 28, 2001 until the date to which the maturity of such Loans has been extended;

(e) If any amendment, waiver or other modification to the Financing Documents which is approved without your consent shall have the effect of deferring the payment date of any interest or fee payable to you with respect to the New Revolving Loans, a fee equal to 2% of the amount of interest or fee so deferred, for each calendar month (pro rated for each partial month) from the original payment date for such interest or fee until the date to which the payment of such interest has been deferred; and

(f) If any amendment, waiver or other modification to the Financing Documents which is approved without your consent shall have the effect of reducing or forgiving any interest or fee to which you are entitled under the Term Sheet, Vlasic agrees to pay the amount of such reduction to you for the period during which such interest or fee accrues under the Term Sheet and the Financing Documents, as the case may be.

The fees set forth in clauses (a) through (f) above shall be payable in accordance with their terms on the date on which, but after, the Loans shall have been paid in full.

Vlasic agrees and acknowledges that the payments set forth in this letter constitute "Secured Obligations" and "Guaranteed Obligations" for purposes of the Financing Documents and agrees to deliver to the Administrative Agent and Collateral Agent by no later than July 24, 2000 a certificate complying with
Section 2.20(c) of the Credit Agreement with respect thereto. By your acceptance hereof, however, you acknowledge and agree that the Secured Obligations and Guaranteed Obligations so constituted are junior and subordinate in priority to all other Secured Obligations and Guaranteed Obligations owing to the Banks and the Agents, whether now or hereafter existing, and that for purposes of Section 14 of the Security Agreement no proceeds of any Collateral or any cash held in the Collateral Accounts shall be applied to the payment of any of the Secured Obligations so constituted until all such other Secured Obligations have been paid in full.
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Vlasic further agrees as follows: (i) it shall pay the fees and disbursements of
Dechert Price & Rhoads in connection with the matters contemplated by the Term Sheet, promptly after the submission of invoices therefor, (ii) it shall pay to you any interest costs associated with the failure of Vlasic to borrow New Revolving Loans on any date requested by Vlasic and (iii) Vlasic shall cause to be delivered to you, prior to the delivery of your commitments regarding the New Revolving Loans, opinions of Skadden, Arps, Slate, Meagher & Flom LLP and outside New Jersey counsel to Vlasic acceptable to you, regarding the due authorization of this letter agreement by Vlasic and the enforceability of this letter agreement against Vlasic in accordance with the terms and conditions hereof, which opinions shall be satisfactory to you.

This letter agreement shall be binding upon Vlasic and its successors and assigns and shall inure to the benefit of you and your heirs, successors and assigns. This letter agreement shall be governed by New York law applicable to agreements made and to be performed entirely within such State.

                                        Very truly yours,

                                        VLASIC FOODS INTERNATIONAL INC.


                                        By: ________________________________
                                        Name:  Joseph Adler
                                        Title: Vice President and Controller